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                                                                  Exhibit (5)(b)

                     ADDENDUM NO. 1 TO ADVISORY AGREEMENT
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          This Addendum, dated as of the 30th day of April, 1997, is entered into between PEGASUS VARIABLE ANNUITY FUND (the "Trust"), a Delaware business trust, and FIRST CHICAGO NBD INVESTMENT MANAGEMENT COMPANY ("FCNIMCO"), a registered investment adviser.

          WHEREAS, the Trust, and FCNIMCO have entered into an Advisory Agreement dated October 7, 1996 ("Advisory Agreement"), pursuant to which the Trust appointed FCNIMCO to act as investment adviser ("Adviser") to the Trust's Managed Assets Balanced Fund, Growth and Value Fund, Mid-Cap Opportunity Fund, Growth Fund and Money Market Fund (each a "Fund");

          WHEREAS, Article 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional portfolios with respect to which it desires to retain FCNIMCO to act as the Adviser under the Advisory Agreement, the Trust shall so notify FCNIMCO in writing and if FCNIMCO is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to FCNIMCO pursuant to Article 5 of the Advisory Agreement;

          WHEREAS, pursuant to Article 1(b) of the Advisory Agreement, the Trust has notified FCNIMCO that it has established the Bond Fund and Intrinsic Value Fund and that it desires to retain FCNIMCO to act as the Adviser therefor, and FCNIMCO has notified the Trust that it is willing to serve as Adviser for such Funds.

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.  Appointment.  The Trust hereby appoints FCNIMCO to act as Adviser
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to the Trust for the Bond Fund and Intrinsic Value Fund for the period and on the terms set forth in the Advisory Agreement. FCNIMCO hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

          2.  Compensation.  For the services provided and the expenses assumed
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pursuant to the Advisory Agreement, the Trust will pay the Adviser, and the
Adviser will accept as full compensation therefor, a fee, computed daily and payable monthly, at the annual rate of .40% and .60% of the Bond and Intrinsic Value Funds' average daily net assets, respectively.
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          3.  Capitalized Terms.  From and after the date hereof, the term
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"Fund" as used in the Advisory Agreement shall be deemed to include the Bond
Fund and Intrinsic Value Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

          4.  Miscellaneous.  Except to the extent supplemented hereby, the
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Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                         PEGASUS VARIABLE ANNUITY FUND



                         BY:  /s/ Donald G. Sutherland
                              -------------------------
                              Donald G. Sutherland
                              President and Trustee


                         FIRST CHICAGO NBD INVESTMENT MANAGEMENT COMPANY



                         By:  /s/ Marco Hanig
                              --------------------------
                              Name:  Marco Hanig
                              Title: Managing Director